Exhibit 1.l

                              TII Industries, Inc.
                                1385 Akron Street
                            Copiague, New York 11726

                                  April 7, 1999

Dear 1995 Plan Option Holders:

           Our Board of Directors, after reviewing the remaining stock options granted to you on December 30, 1997 under the Company's 1995 Stock Option Plan (to purchase 10,000 shares of the Company's Common Stock) that were not modified on October 8, 1998, has noted that the value of those option(s) has been diminished as a result of the recent decline in the market value of the Company's Common Stock. Therefore, the Board has authorized an offer to you to modify your existing option(s) under that Plan to reduce the exercise price to $1.594 per share and provide a new ten-year term which extends until April 6, 2009, but with a new vesting schedule which is similar to that which would pertain if a brand new option was granted to you today, that is, the option(s) would vest in five equal annual installments commencing April 7, 2000. The option(s) would otherwise continue to be governed under your existing option contract(s) and the provisions of the Company's 1995 Stock Option Plan, as amended. A copy of the 1995 Stock Option Plan is enclosed herewith, as is a copy of a Summary Plan Description.

           The modified option will not be an incentive stock option under
Section 422 of the Internal Revenue Code of 1986, as amended, but rather will be a non-qualified stock option.

           If you elect to accept this modification, please complete, sign and return the enclosed copy of this letter. The offer is open until May 7, 1999. Accordingly, if we do not receive a signed copy of this letter on or before that date, your option contract(s) will not be modified and you will retain your old option(s) without modification -- with its existing exercise price, term and vesting schedule.

           Should you have any questions, please feel free to call Virginia M. Hall, Vice President- Administration at 516-789-5000.

                                                     Very truly yours,

                                                     /s/ Timothy J. Roach
                                                     ---------------------------
                                                     Timothy J. Roach
                                                     President
As to my option dated:

                                           Do       Do Not
                                         Accept     Accept
                                        -------     ------

12/30/97 (as to options        , I          X                the Company's offer
         for 10,000 shares)
-------------------------------
/s/ Alfred J. Roach
-------------------------------
        Signature
Name:  Alfred J. Roach